Exhibit 10.1

ASKION PRODUCTION AGREEMENT

This Production Agreement (“this Agreement”) dated as of January 6, 2012 (the “Effective Date”), is entered into by MELA Sciences, Inc. (f/k/a Electro-Optical Sciences, Inc.), a corporation organized and existing under the laws of the State of Delaware with its principal business address at 50 South Buckhout Street, Suite 1, Irvington, New York 10533 (“MELA”) and Askion GmbH, a German Company with limited liability with its registered office at Gewerbepark Keplerstraße 17-19, D-07549 Gera, Federal Republic of Germany (“Askion”), each of which is individually referred to as a “Party” and both of which are sometimes collectively referred to as “Parties”.

RECITALS:

A. MELA is a medical device company focused on the design, development and commercialization of MelaFind®, a non-invasive, point-of-care instrument to assist in the detection of early melanoma. Askion has experience and expertise in the design, engineering, and manufacture of precision optics and related components for the health care industry.

B. Upon and subject to the terms and conditions of this Agreement, MELA desires to retain Askion’s services to manufacture, integrate, and test certain components, assemblies and systems of MELA’s product known as MelaFind®.

ARTICLE I

MANUFACTURING AND TESTING OBLIGATIONS

1.1 RESPONSIBILITIES. MELA is engaging Askion, and Askion agrees, pursuant to this Agreement to manufacture and test the MelaFind® Hand-held Imager (the “Imager”) and the field phantom fixture for the Imager (the “Phantom Fixture”), as well as in certain cases the integrated finished product (the “Product”) consisting of the Imager, the Phantom Fixture and the Cart Assembly (the “Cart”), all in accordance with the Product Specifications as set forth in Appendix I attached hereto (the “Product Specifications”). The Imager and Phantom Fixture (sometimes collectively hereinafter referred to as the “Matched Pair”) and the Product shall be tested by Askion in accordance with Testing Procedures in Appendix II attached hereto (the “Testing Procedures”). The Product Specifications and the Testing Procedures may be modified pursuant to Section 1.4 below. The services to be rendered by Askion (i) with respect to the Imager and the Phantom Fixture are manufacturing, integration, testing, warehousing, packaging/crating, shipping, service and repair and (ii) with respect to the Product are manufacturing, integration, testing, warehousing, labeling, packaging/crating, shipping, field service & customer support, service and repair. These services are collectively referred to herein as the “Manufacturing and Testing Services.” Both during the Term (as defined in Section 4.1) and following termination or expiration of this Agreement for any reason, Askion shall not supply the Product, or any component thereof, including the Imager and the Phantom Fixture to any third party. In addition, both during the Term (as defined in Section 4.2) and for a period of five years following termination or expiration of this Agreement for any reason, Askion shall not supply any product similar to the

Product (or any prototype thereof) of the same field of application or any similar service to any third party whatsoever. In no event, either during the Term or thereafter shall Askion utilize any intellectual property that would violate the terms of Article VI hereof, including without limitation any Inventions as defined in Article IV. All Product shall be produced with MELA’s logo imprinted or molded thereon, as the relevant Product Specifications may require. Askion shall deliver to MELA a monthly status report with respect to its performance of the Manufacturing and Testing Services by electronic mail with such detail as set forth on Appendix III attached hereto or as MELA requests. Such Manufacturing and Testing Services shall comport with the timing and scheduling set forth on applicable MELA approved purchase orders. Askion will also provide inventory management of finished goods, MELA owned components and accessories at its facility as part of the warehousing services for MELA.

1.2 MANUFACTURING. This Agreement has been entered into on the basis that, subject to the terms of this Agreement, Askion will manufacture and sell to MELA the Matched Pairs and/or Products as required, and requested by MELA in such quantities of the Matched Pairs and/or Products as ordered by MELA pursuant to approved purchase orders. Askion will perform all work necessary to procure components and manufacture the Matched Pairs and/or Products in accordance with the Product Specifications unless specifically directed otherwise by MELA in writing.

1.3 COOPERATION. The Parties will cooperate and keep each other informed in a timely manner, including providing appropriate documentation, with respect to all activities directly related to this Agreement, including, without limitation, access to drawings, specifications, engineering change orders, software, supplier information, processes and material directly related to this Agreement. The Parties agree to respond to questions and requests for clarification and approvals promptly and to notify each other of any approval or reasons for rejection within 15 days of such approval or rejection. The Parties agree that MELA shall be entitled to have one representative on-site at Askion’s Gera, Germany facility during regular business hours throughout the Term (as defined in Section 4.1 hereof), who will be permitted to inspect the Manufacturing and Testing Services.

1.4 MODIFICATIONS TO SPECIFICATIONS AND PROCEDURES. MELA reserves the right to request in writing changes to the Product Specifications and Testing Procedures at any time. Such changes shall be effected by Askion, and Appendices I and II hereto shall be amended accordingly, unless Askion reasonably determines in good faith that such changes are not feasible, in which case Askion shall so notify MELA promptly following MELA’s request for such changes. Askion and MELA will work together in good faith to modify the requested changes so that they are feasible. The changes as finally agreed shall be documented in writing and Appendices I and II shall be amended accordingly. Askion will manufacture and test the Imager and the Phantom Fixture, and manufacture, test and integrate the Product, in each case to conform to all such modified Product Specifications and/or Testing Procedures. Askion may not change the design, processes, or procedures relative to the manufacture, testing or integration of the Product, Imager or Phantom Fixture including the materials or components thereof, in any respect without the prior written consent of MELA’s Director of Operations. To the extent that any modification to the Product Specifications and/or Testing Procedures reasonably warrants an adjustment to the pricing provided in Sections 1.7(a), 1.7(b) or 1.7(c) herein or time schedules, MELA and Askion agree to negotiate in good faith an equitable adjustment for all such changes resulting from such modification to the Product Specifications and/or Testing Procedures.

1.5 DELIVERY AND SHIPMENT.

(a) MELA shall deliver written packaging & shipping instructions for each Matched Pair and each Product. Askion shall not deliver the Product and/or the Matched Pairs later or substantially earlier than the dates indicated in the relevant purchase order or sales order. All Matched Pairs and Products shall be packed and crated by Askion in accordance with the packaging instructions set forth on Appendix III attached hereto (the “Instructions”). The Instructions may be modified by MELA in writing from time to time, with all deliveries to MELA to be FOB Askion’s loading dock at its Gera, Germany facility, using third party logistics (3PL) specified by MELA. All risk of loss from the FOB point shall be borne by MELA. All freight costs and customs duties shall be borne by MELA and, if such costs are prepaid by Askion, such costs shall be listed separately in the invoices provided by Askion to MELA as set forth in Section 1.8 (b) hereof.

(b) As the sole European authorized representative for MELA with respect to the Product, Askion will be responsible for technical (not medical) field & customer support, including customer delivery, installation and training of the Product and its accessories. All field & customer support for the Product will be provided by Askion under the guidance and approval of the MELA’s Director of Operations.

1.6 SCHEDULES AND SALES FORECASTS. During the Term, MELA and Askion will jointly develop production plans, manufacturing & test rates and scheduled deliveries based on the latest MELA sales forecasts. MELA and Askion will review every 3 months any and all changes or potential changes to the forecast versus the production plan. These changes can include but are not limited to, historical demand analysis, regulatory changes, new demographic product positioning, promotional plans, planned or unplanned customer demand, supply chain disruptions, component end of life and risk aversion/mitigation. This review and evaluation will be held every quarter and will be called the “Rolling 3 Month Forecast Review”. The Parties agree that a mechanism for forecasting parts which require a long lead time will be established and agreed by the Parties. Any changes will be documented as “Meeting Minutes” and annotated in respective MELA purchase order amendments approved by both MELA and Askion. Askion shall use its best efforts to accommodate changes requested by MELA.

1.7 PRICING.

(a) The unit price for each Matched Pair (consisting of one Imager and one Phantom Fixture) shall initially be USD $*** and shall include the manufacturing, integration, testing, packaging/crating and warehousing for each Matched Pair.

***	This material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

This initial unit pricing shall apply to the first *** (***) Matched Pairs purchased hereunder. Thereafter the unit pricing for each Matched Pair shall be adjusted in accordance with subsection (d) hereof and mutually determined and agreed to by the Parties, in good faith, and be set forth in a writing which shall be affixed to this Agreement and amend the terms of unit pricing herein. The applicable pricing shall be set forth in each MELA approved purchase order for Matched Pairs. Unit pricing will be further adjusted proportionately for any and all work-in-process assemblies (WIP), inventory and raw component materials (on hand inventory) which are the property of MELA and shall result in an upfront “discounted” unit price, the amount of which shall be agreed to by MELA and Askion.

(b) The fee for each Product integration shall initially be USD $*** and shall include the integration, testing, packaging/crating, labeling and warehousing for such Product. This initial fee shall apply to any Product purchased hereunder which incorporates as components the first *** (***) Matched Pairs purchased by MELA hereunder. Thereafter the fee for each Product shall be adjusted in accordance with subsection (d) hereof and mutually determined and agreed to by the Parties, in good faith, and be set forth in a writing which shall be affixed to this Agreement and amend the terms of pricing herein. The applicable pricing shall be set forth in each MELA approved purchase order for the Product.

(c) The fee for field service & customer support, including customer delivery and installation of the Product and its accessories and customer training related thereto shall be USD $*** for each installation or field visit. This initial fee shall apply to any Product purchased hereunder which incorporates as components the first *** (***) Matched Pairs purchased by MELA hereunder. Thereafter the fee for field service & customer support shall be adjusted in accordance with subsection (d) hereof and mutually determined and agreed to by the Parties, in good faith, and be set forth in a writing which shall be affixed to this Agreement and amend the terms of pricing herein.

(d) The Parties acknowledge that the US dollar amounts specified in subsections (a), (b) and (c) above are based on an exchange rate of USD$1.38 per 1€. To the extent that the published exchange rate of US dollars per Euro on the date of invoicing MELA for the relevant item or service is within a range of USD$1.20 to $1.50, then the pricing shall remain the same. To the extent that the published exchange rate is outside of such range then the Parties agree to use the average of the published exchange rates for 10 consecutive days commencing on the date which is 5 days prior to the date the exchange rate falls outside of the range. The Parties also recognize that the pricing set forth in subparagraphs (a) through (c) hereof will be subject to numerous variables, including the relevant experience of the Parties in performing the services and agreements hereunder, and the implementation of cost saving techniques as described herein.

***	This material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

As the parties are able to quantify and agree on reasonable future estimates for the elements on which unit pricing is based, such estimates will serve as the basis for determining pricing for production beyond the initial pricing referenced in subsections (a) through (c) above.

The Parties will cooperate in good faith to reduce the costs of the unit pricing by methods such as obtaining alternate sources of materials, reducing the cost of materials from current suppliers, revising product specifications, and improving integration, manufacturing or test methods. The Parties shall mutually agree on all cost-reduction methods prior to their implementation, it being understood that quality shall not be compromised. In order to optimize the costs of production while maintaining optimal functionality of the Imagers, Phantom Fixtures and Products, MELA will provide design expertise and engineering support for such cost reduction efforts with a view toward maximal application of design for manufacturing principles. The Parties acknowledge that they are committed to seeking and achieving cost reductions from the initial unit pricing specified herein and throughout commercial production for the Term of this Agreement.

(e) Any rework or replacement activities which are required in connection with field service & customer support services for the Product will be evaluated by MELA and Askion on a case-by-case basis. Any related charges that are determined to be due to Askion for the rework or replacement field services will be submitted to MELA by Askion in the form of a quotation which quotation shall be reviewed and approved by MELA before any such rework or replacement activity is performed.

(f) Upon renewal of this Agreement, MELA and Askion may negotiate in good faith a pricing adjustment, provided however no increase in any of the pricing contained herein shall exceed 3% per year.

1.8 PAYMENT. (a) Upon shipment of each Matched Pair or Product, Askion shall invoice MELA for such Matched Pair or Product. MELA shall pay such invoices within 30 days of receipt thereof.

(b) Askion shall invoice MELA for prepaid shipping costs for the Matched Pairs shipped in accordance with MELA’s instructions, and for Product shipped and delivered by Askion within the European continent, upon the determination by Askion of the actual shipping costs associated therewith. MELA shall pay such invoice within 30 days of its receipt thereof.

1.9 WARRANTY.

(a) Askion warrants that each Imager, Phantom Fixture and Product will be free from defective workmanship or materials for a period of one year from the date of shipment, and that Askion will remedy such defects through the timely repair or replacement of components deemed to have been defective. Shipping costs associated with the repair or replacement due to workmanship and materials under the warranty for any Imager, Phantom Fixture or Product will be borne by Askion.

(b) Askion further represents that it shall manufacture, integrate, test and provide field service & customer support, as required hereunder, for each Matched Pair or Product and perform all of its obligations under this Agreement (i) in strict conformity with the Product Specifications, the Testing Procedures, and the Manufacturing and Testing Services, and in accordance with this Agreement and with all applicable laws, rules and regulations and (ii) in accordance with the current good manufacturing practices (cGMP) applicable to the manufacturing of the Matched Pairs and Product as defined by Quality System Regulations (QSR) as promulgated under the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq, as amended and in compliance with ISO 13485 required by the Medical Device Directive (MDD) (93/42/EEC). Askion further warrants and represents that (a) its work hereunder shall be performed in a good and workmanlike manner and that the Matched Pair and Product will be free of any liens and encumbrances, (b) it has the requisite and necessary experience, all necessary licenses and permits, equipment, facilities and personnel to properly perform the Manufacturing and Testing Services, and (c) it is not a party to any other agreement that would in any way conflict with, or restrict, its ability to perform the Manufacturing and Testing Services.

1.10 FAILURE TO MEET THE SCHEDULE, PRODUCT SPECIFICATIONS OR TESTING PROCEDURES. MELA shall have the right to reject any Matched Pair or Product that is not in compliance with the Product Specifications and/or Testing Procedures or in conformity with the warranty obligations of Askion pursuant to Section 1.9 or any other provision of this Agreement. Within thirty (30) days of receiving a nonconforming shipment of a Matched Pair or Product, MELA shall provide Askion with written notice of such rejection stating the reasons for such rejection. Askion shall as promptly as practicable correct such nonconformity by repairing or remedying the defect or replacing the Matched Pair or Product, in each case at their sole cost and expense including shipping costs. If Askion is unable to provide corrected deliverables in accordance with the Product Specifications and/or Testing Procedures within 60 days of such written notice, then in addition to any other rights MELA may have hereunder or under applicable law, at its sole discretion, MELA may (a) extend the correction period, or (b) give written notice of termination of this Agreement (see Article IV). Payment for any Matched Pair or Product shall not constitute acceptance of any nonconforming or defective Matched Pair or Product.

1.11 PRODUCTION TOOLING AND TESTING EQUIPMENT. Upon execution of this Agreement, Askion shall provide to MELA a list of production tooling and testing equipment, together with the cost thereof, required for the manufacture, integration, and testing of the Matched Pair and Product. Upon written approval of such list by MELA, MELA, at its option, shall either purchase such production tooling and testing equipment and deliver such equipment to Askion or, instruct Askion to purchase such equipment and upon invoice from Askion, reimburse Askion for its actual and reasonable out of pocket costs related to the purchase, periodic maintenance, and calibration of such equipment. Should any production tooling or testing equipment require replacement, Askion shall request approval from MELA to replace such production tooling or testing equipment and, upon written approval from MELA’s Chief Financial Officer, MELA shall be responsible for the cost thereof. MELA shall own and retain title forever to all production tooling and all testing equipment, including, without limitation, all environmental chambers, purchased or paid for by MELA at any time.

1.12 QUALITY ASSURANCE. Askion shall utilize record-keeping, inventory, and other policies and procedures that allow MELA to comply with U.S. Food and Drug Administration (“FDA”) Quality System Regulations and comparable European standards for the production of medical devices, as well as with CE, ISO 13485, ISO 9001, UL, and similar standards, as set forth in Appendix IV attached hereto and made a part hereof, which sets forth the agreement between the Parties with respect to their respective responsibilities as to quality assurance obligations and both European Regulatory and US FDA requirements pertaining to the Imager, the Phantom Fixture and the Product. Askion shall use its best efforts to take all actions necessary to enable MELA to obtain and maintain US FDA and comparable International approvals of the commercial use of the Product.

1.13 PROCEDURES FOR DOCUMENTS. Appendix IV attached hereto and made a part hereof sets out the agreement between the Parties as to the procedures that shall be utilized for identification of each document created or modified by Askion pursuant to this Agreement in order to ensure that MELA retains final ownership of such documents, while Askion may still integrate these documents in its own quality control system. At least one version of each such document must have all of its text in the English language. Askion shall keep complete, accurate and authentic accounts, notes, data and records of work performed under this Agreement, including, without limitation, records pertaining to the methods and facilities used by it for the manufacture, integration, testing, packaging, labeling, warehousing, and shipping, and technical field service & customer support of the Matched Pair or the Product.

1.14 PLANT AND EQUIPMENT. Askion shall conduct all Manufacturing and Testing Services of the Matched Pair and the Product at its facility located at Gera, Germany, or such other facility as the Parties may agree. Askion shall maintain its facilities, including all equipment or machinery used by Askion in the Manufacturing and Testing Services, or otherwise required in connection with the services provided under this Agreement, in a state of repair and operating efficiency consistent with the requirements of the Product Specifications.

ARTICLE II

REGULATORY RESPONSIBILITY; INTELLECTUAL PROPERTY

2.1 REGULATORY APPROVALS. MELA shall undertake and be responsible for the procurement of any and all regulatory approvals and/or registrations and customs approval necessary for sale of the medical devices incorporating the Product (the “Devices”). MELA shall be responsible for complying with the U.S. Food, Drug and Cosmetic Act and European Medical Device Directive (MDD) (93/42/EEC) and the regulations promulgated there under for distribution of the Devices in the United States (“FDA Approval”) and European Member States or other countries outside the United States (CE Certification or other national regulations). MELA will maintain a Quality

System, certified by a European Notified Body, in accordance with Annex II of the MDD and EN ISO 13485:2003, the European and International standard for medical device quality systems. Appendix IV attached hereto sets out a description of such policies and procedures. Askion shall cooperate with and use its best efforts to assist MELA in fulfilling the responsibilities set forth in this paragraph.

2.2 ASKION’S QUALIFICATIONS. Askion shall obtain and maintain in full force and effect during the Term compliance with all EU member states and US requirements, and other countries to be determined upon the mutual agreement of the Parties, and regulatory authority licenses, permits, registrations, and approvals required in order to manufacture the Matched Pair and the Product pursuant to the terms hereof. Askion shall be registered with the FDA as a medical device manufacturer as an ISO 13485 certified company and shall notify MELA of any change in that status during the Term of this Agreement. Should Askion lose its status as an FDA-registered medical device manufacturer or lose its ISO 9001 or ISO 13485 certification, it shall have a period of 90 days to have the certification reinstated and if not reinstated within this cure period, MELA may give written notice of termination of this Agreement (see Article IV).

2.3 INTELLECTUAL PROPERTY: TRADEMARKS AND COPYRIGHTS. MELA shall have the sole right to prepare, file, prosecute and maintain trademark and copyright applications or registrations or licensing rights thereof with respect to any product (including, without limitation, the Matched Pair and the Product or any product contained therein). All such applications and registrations shall be at MELA’s expense. MELA shall retain ownership and/or licensing rights of these applications and registrations throughout the Term and in perpetuity. Askion shall from time to time, as MELA may deem necessary or appropriate, execute and deliver to MELA any and all documents of transfer or assignment relating to the Matched Pair and the Product and cooperate fully in obtaining whatever approval or product protection that MELA may deem desirable or appropriate.

ARTICLE III

PRODUCT LIABILITY

3.1 NOTICE OF PRODUCT LIABILITY CLAIMS. Each Party shall notify the other promptly in writing of any product liability claim brought with respect to the Matched Pair or the Product based on alleged defects in the design, manufacture, packaging, or labeling of the Matched Pair or the Product or other adverse claim regarding the Matched Pair or the Product. Upon receiving such written notice, MELA shall assume and have sole control of the defense of any such claim, including the power to conduct and conclude any and all negotiations, compromises or settlements. Askion shall promptly comply with all reasonable requests from MELA for information, materials or assistance with respect to the conduct of such defense.

3.2 NOTICE OF INVESTIGATION. Askion and MELA shall promptly notify each other in writing of any potential or actual investigation or governmental activity relating to the Matched Pair or the Product.

3.3 PRODUCT LIABILITY INSURANCE. During the Term Askion shall maintain at its expense in full force and effect general comprehensive, product liability and business interruption insurance policies, naming MELA as an insured party, with reputable insurers acceptable to MELA at a minimum liability limit of two million U.S. dollars covering the Matched Pair and the Product.

ARTICLE IV

TERM AND TERMINATION; FORCE MAJEURE

4.1 INITIAL TERM. The initial term of this Agreement shall commence on the Effective Date and continue for three (3) years from the date thereof (the “Initial Term”).

4.2 EXTENSIONS Following the Initial Term, this Agreement shall renew for successive three year periods (the “Renewal Term”, and together with the Initial Term, the “Term”), unless either Party notifies the other in writing of its intent to terminate no later than one year prior to the end of the Initial Term or any Renewal Term (see Section 4.5).

4.3 TERMINATION BY MELA. MELA shall have the right to terminate this Agreement (i) pursuant to Sections 1.10 or 2.2 hereof, or (ii) if Askion fails to perform in accordance with this Agreement and fails to cure such default within thirty (30) days of written notice thereof. In the event of termination pursuant to this Section 4.3, Askion will be required to remove and ship to MELA at Askion’s own expense, all materials, inventory, work in process, finished goods including the Matched Pair or the Product, tools, fixtures, equipment, drawings and documents previously purchased by MELA being kept under Askion’s control at their or any other facility.

4.4 TERMINATION BY ASKION. Askion shall have the right to terminate this Agreement on written notice to MELA only if MELA has failed to make any payments required by this Agreement in the time provided therefore and following sixty (60) days’ from written notice of such failure from Askion, MELA does not pay all delinquent sums in full; provided, however that this provision shall not apply to any amounts not paid which are disputed in good faith as being payable hereunder.

4.5 TERMINATION BY EITHER PARTY. In addition to their respective rights set forth in Sections 4.3 and 4.4, either Party hereto shall have the right to terminate this Agreement on written notice to the other Party under the following circumstances:

(i) by mutual agreement;

(ii) in the event that the other Party is declared insolvent, or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other Party, or such other Party shall make or execute an assignment for the benefit of creditors, or a receiver is appointed by a court of competent jurisdiction over all or a substantial portion of the other Party’s assets and such receivership is not dismissed within 30 days of appointment, or

(iii) in the event of the issuance of a final order, decree or other action by any competent judicial authority or governmental agency (including, without limitation, the FDA) which restrains, enjoins or prohibits the sale or introduction into interstate and/or international commerce of the Matched Pair or Product and such restraint, injunction or prohibition is not vacated within 30 days thereafter.

Under all conditions of termination, both Parties will be bound by all secrecy and non-disclosure conditions of this Agreement in perpetuity.

Under 4.1, 4.2, 4.4 or 4.5 (i), (ii) or (iii) above, at non-renewal or termination Askion will be responsible to return to MELA all materials, inventory, work in process, finished goods including the Matched Pair or the Product tools, fixtures, equipment, drawings and documents previously purchased by MELA being kept under Askion’s control at their or any other facility. Shipping of such goods shall be at MELA’s expense.

4.6 SURVIVAL. The termination or expiration of this Agreement shall be without prejudice (a) to the rights of any Party to receive upon its request all payments accrued and unpaid, or all documents, data and deliverables not delivered, as of the date of such expiration or termination; (b) the rights and remedies of either Party with respect to any previous breach or default under any representation, warranty or covenant herein contained; and (c) rights under any other provision of this Agreement which expressly and necessarily calls for performance after expiration or termination.

4.7 FORCE MAJEURE. If the performance of this Agreement or of any obligation hereunder is prevented, or restricted or interfered with by reason of any event of Force Majeure, the Party so affected, upon prompt notice (stating therein the nature of the suspension of performance and reasons therefore) to the other Party, shall be excused from performance, but only for the duration of such inability, provided that the Party so affected shall use its best efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with the utmost dispatch whenever such causes are removed. Under no circumstances shall a Force Majeure event relieve either Party of any obligation hereunder for a period of more than ninety (90) days. “Force Majeure” shall mean acts of God, natural disasters, acts of civil or military authority, government priorities, fire, floods, epidemics, quarantine, energy crises, war or riots.

ARTICLE V

INDEMNIFICATION

5.1 ASKION’S INDEMNITY. Askion agrees to indemnify, defend and hold harmless MELA, its affiliates, directors, officers, employees, agents and customers, from and against any claims, liabilities, loss or expenses, including reasonable attorney’s fees, arising out of or in connection with the failure of Askion to perform any of its obligations hereunder or the failure of a Matched Pair or Product delivered hereunder to comply with Askion’s warranties in Section 1.9, including but not limited to any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of such failure, regardless of the form in which such claim is made.

5.2 MELA’s INDEMNITY. MELA agrees to indemnify, defend and hold harmless Askion, its affiliates, directors, officers, employees, agents and customers, from and against any claims, liabilities, loss or expenses, including reasonable attorney’s fees, arising out of or in connection with the marketing, distribution or use of the Matched Pair or Product or the device into which the Matched Pair or Product is incorporated which is not the result of or related to Askion’s failure to comply with its warranty obligations under Section 1.9 hereof, including but not limited to any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of such failure, regardless of the form in which such claim is made.

5.3 PROCEDURES. Each indemnified party agrees to give the indemnifying party prompt written notice of any claims, including any claims asserted or made by any governmental authority, for which the other might be liable under the foregoing indemnification, together with the opportunity to defend, negotiate and settle such claims. Such notice shall be given to the indemnifying party promptly after receipt of such claim. Failure to provide or promptly provide such notice shall not release the indemnifying party from any of its obligations hereunder except to the extent that the indemnifying party is materially prejudiced by such failure. Each indemnified party will cooperate fully with the indemnifying party in defending or otherwise resolving any such action, and each indemnified party in any such action may at its option and expense be represented in such action. No party shall be responsible or bound by any settlement made by any other party without its prior written consent, provided that such any such party requested to give consent shall not unreasonably withhold its consent to any such settlement.

ARTICLE VI

TECHNOLOGY OWNERSHIP; CONFIDENTIALITY

6.1 TECHNOLOGY OWNERSHIP. Unless specifically and expressly granted herein, no licenses or rights under either Party’s intellectual property rights are implied or granted in this Agreement. Each Party shall retain full ownership of all its intellectual property in existence prior to the date the Parties first entered into an agreement relating to the Matched Pair and Product or developed as a result of work outside the scope of this Agreement including without limitation that Production Agreement between MELA and Askion, dated as of January 25, 2006 (the “Prior Agreement”). MELA shall have full ownership, with no rights of ownership vested in Askion, of all inventions and discoveries, including any patent or other intellectual property rights (collectively, the “Inventions”), whether or not patentable, made by Askion or its employees (or any other third-party) in the course of performing any work under this Agreement, including, but not limited to, the Manufacturing and Testing Services, and the Prior Agreement, whether such Inventions were made by Askion alone or Askion and any other third party or Askion and MELA jointly. In the event that this Agreement shall be found by a court of competent jurisdiction not to vest full ownership of the Inventions in MELA, Askion hereby irrevocably assigns to MELA the sole and exclusive right, title and interest in and to all Inventions, including all rights thereunder and relating thereto, in perpetuity and without further consideration. In the event that any such patents are obtained by MELA, Askion shall be automatically licensed to practice the patented inventions(s) pursuant to and only within the scope of this Agreement; provided, that nothing in this Agreement shall be construed to grant Askion a license to practice any such patented invention(s) beyond the scope of this Agreement. MELA, in its sole discretion, shall determine whether or not to obtain patent protection for such inventions or discoveries. Askion agrees, and agrees to cause its employees, to execute all agreements, instruments or filings determined by MELA to be necessary to document its ownership of any such inventions. The law of inventorship of the United States shall apply to any inventions whether made inside or outside the United States; provided, however, that to the extent Askion is obligated to pay any fee, tax or other similar charge under German inventorship law as a result of the work performed by Askion or its employees hereunder, MELA shall reimburse Askion for such fees, taxes and charges up to a maximum of $5,000 without preapproval by MELA.

6.2 CONFIDENTIALITY. The Parties shall keep, and shall cause all of their employees, officers and directors to keep, the existence and terms of this Agreement confidential. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that during the Term and thereafter the receiving Party shall keep confidential and shall not publish, make use of or otherwise disclose to a third party or use for any purpose other than as provided for in this Agreement any information and materials furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”), except to the extent that it can be established by the receiving Party by competent proof that such Confidential Information:

(i) was already known to the receiving Party as shown by its written records, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

(iv) was lawfully disclosed to the receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing Party not to disclose such information to others.

Notwithstanding the foregoing, each Party may disclose the other’s Confidential Information and the existence and terms of this Agreement to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations (including, without limitation, regulations promulgated by the U.S. Securities and Exchange Commission) or conducting pre-clinical or clinical trials, provided that if a Party is required by law or regulation to make any such disclosure of the other Party’s Confidential Information it will give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information required to be disclosed.

6.3 SURVIVAL. Sections 6.1 and 6.2 hereof shall survive the termination or expiration of this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1 NOTICES. Any notices required or permitted to be given to a Party hereunder shall be in writing and delivered or sent to such Party at its address given below:

(i) if to Askion:

Askion, GmbH.
Gewerbepark Keplerstraße 17-19
D-07549 Gera
Germany
Attn: Lutz Doms
Telephone: + 49 (0) 365 7353 - 401
Facsimile: + 49 (0) 365 7353 - 402

(ii) if to MELA:
MELA Sciences, Inc.
50 South Buckhout Street, Suite 1
Irvington, New York 10533-2204
Attn: Richard I. Steinhart
Telephone: (914) 591-3783, Ext. 736
Facsimile: (914) 591-3701

With a copy to:	Golenbock Eiseman Assor Bell & Peskoe LLP 437 Madison Avenue New York, NY 10022 Attn: Valerie A. Price, Esq. Telephone: (212) 907-7335 Facsimile: (212) 754-0330

or such other address as such Party may hereafter specify; and shall be deemed given (i) when personally delivered to such Party; (ii) when transmitted by telecopy and receipt of such transmission is confirmed by telecopy; or (iii) when delivery is confirmed by an established overnight courier service.

7.2 ATTORNEYS’ FEES. In the event of any litigation, arbitration, judicial reference or other legal proceeding involving the Parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of either Party under this Agreement, the prevailing Party shall be entitled to recover from the other such attorneys’ fees and costs as may be reasonably incurred, including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation, arbitration, judicial reference, or other legal proceeding.

7.3 ASSIGNMENT. Neither Party shall assign or transfer this Agreement or any of its rights or duties hereunder to a third party without the prior written consent of the other Party hereto; provided, however, that MELA shall be permitted to assign this Agreement to any third party in connection with the sale of its business, whether such sale is consummated as a sale of all or substantially all of the assets of MELA, a merger, consolidation or similar transaction, the sale of the capital stock of MELA or any other similar transaction. Any purported assignment or transfer in violation of this Section shall be void ab initio and of no force or effect.

7.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws of such State.

7.5 MEDIATION; SUBMISSION TO JURISDICTION; VENUE. The Parties agree to attempt to resolve any dispute, claim or controversy arising out of or relating to this Agreement first by mediation, which shall be conducted under the then current mediation procedures of The CPR Institute for Conflict Prevention & Resolution or any other procedure upon which the parties may agree. The parties further agree that their respective good faith participation in mediation is a condition precedent to pursuing any other available legal or equitable remedy, including litigation, arbitration or other dispute resolution procedures.

Either party may commence the mediation process by providing to the other party written notice, setting forth the subject of the dispute, claim or controversy and the relief requested. Within ten (10) days after the receipt of the foregoing notice, the other party shall deliver a written response to the initiating party’s notice. The initial mediation session shall be held within thirty (30) days after the initial notice. The parties agree to share equally the costs and expenses of the mediation (which shall not include the expenses incurred by each party for its own legal representation in connection with the mediation).

The parties further acknowledge and agree that mediation proceedings are settlement negotiations, and that, to the extent allowed by applicable law, all offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties or their agents shall be confidential and inadmissible in any arbitration or other legal proceeding involving the parties; provided, however, that evidence which is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

Each Party consents to the exclusive jurisdiction and venue of the State of New York in respect of any mediation, and in the event mediation is not successful, of the federal and state courts located in New York in any action arising out of or relating to this Agreement, waives any objection it might have to jurisdiction or venue of such forums or that the forum is inconvenient, and agrees not to bring any such action in any other jurisdiction or venue to which either Party might be entitled by domicile or otherwise.

Notwithstanding anything to the contrary herein, the Parties agree that the requirements to submit to mediation herein shall not prohibit any Party from seeking immediate injunctive relief in connection with any dispute, claim or controversy in order to prevent irreparable harm.

7.6 ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the Parties and shall supersede any other agreements, whether oral or written, expressed or implied, as they pertain to the subject matter hereof (including, but not limited to, that Production Agreement between the MELA and Askion dated as of January 25, 2006). The whole of this Agreement including all Annexes and Appendices attached hereto are to be taken together so as to give effect to every part thereof to the maximum extent practicable, with each document helping to interpret the other.

7.7 RELATIONSHIP. The relationship created by this Agreement shall be strictly that of independent contractors and shall not constitute a partnership, joint venture or agency. Neither Party is hereby constituted an agent nor legal representative of the other Party for any purpose whatsoever and is granted no right or authority hereunder to assume or create an obligation, expressed or implied, or to make any representation, warranties or guarantees, except as are expressly granted or made in this Agreement. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

7.8 WAIVER. The Parties mutually agree that a waiver by either Party of any right hereunder or the failure to perform or breach of any of the terms of this Agreement by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party.

7.9 SEVERABILITY. The illegality, invalidity or unenforceability of any provision (or any part thereof) of this Agreement shall not affect or limit the legality, validity or enforceability of any other provision or the other parts of such provision as the case may be, provided the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby. In lieu of any such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

7.10 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

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IN WITNESS WHEREOF, authorized representatives of the Parties have affixed their signatures as of the date first written above.

MELA Sciences, Inc.	Askion GmbH
50 S. Buckhout Street, Suite 1	Gewerbepark Keplerstrasse
Irvington, NY 10533 USA	D-07549
Gera, Germany

Signature:	Signature:

/s/ Joseph V. Gulfo	/s/ Lutz Doms
Joseph V. Gulfo	Lutz Doms
President/Chief Executive Officer	Managing Director

On this 11 day of January 2012	On this 11 day of January 2012